STIFEL FINANCIAL CORP.
Form 8-K Dated November 10, 2003
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact: James M. Zemlyak Chief Financial Officer (314) 342-2228

For Immediate Release

Stifel Financial Corp.
Reports Record Revenues
Net Income and Earnings Per Share

St. Louis, Missouri, November 10, 2003 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited record quarterly net income of $5.1 million, or $0.62 per diluted share, on record net revenues of $59.9 million for the quarter ended September 30, 2003, compared to a net loss of $2.6 million, or $0.38 per diluted share, on net revenues of $45.0 million for the comparable quarter of 2002. The current year third quarter results include a reversal of a $1.2 million charge, net of tax, or approximately $0.15 per diluted share, resulting from the favorable settlement of an arbitration award. The prior year third quarter results include an after-tax charge of $3.5 million related to that arbitration award and other legal matters. Excluding the current year reversal and the prior year charge, third quarter net earnings increased 311% to $3.9 million, or $0.47 per diluted share, compared to $955,000, or $0.12 per diluted share, for the previous year third quarter.

For the nine months ended September 30, 2003, the company recorded record net income of $8.3 million, or $1.02 per diluted share, compared with $1.1 million, or $0.14 per diluted share, for the same period one year earlier. Excluding the aforementioned current year reversal and the prior year charge, net income for the current year ninemonth period increased 52% to $7.1 million, or $0.87 per diluted share, compared to $4.7 million, or $0.57 per diluted share, for the same period one year earlier. Net revenues for the first nine months of 2003 were a record $154.9 million, compared with $142.3 million the previous year, an increase of 9%. At September 30, 2003, the Company's equity was $93.2 million, resulting in book value per share of $13.34. During the first nine months of 2003, the Company repurchased 65,993 shares, under existing Board authorization, at an average cost of $11.75 per share.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "Our recent results reflect our investment in people and technology over the past few years. Our continued success in attracting and retaining talented associates remains the key to our future growth."

Third Quarter Discussion

Net revenues for the quarter increased 33% to $59.9 million from $45.0 million in the prior year third quarter, and increased 15% from the second quarter of 2003. Commission and principal transaction revenues increased 37% to $34.4 million from $25.1 million in the same period last year and increased 5% from the second quarter of 2003. Investment banking revenues increased 30% to $15.4 million in the third quarter of 2003 from $11.8 million in the prior year third quarter and increased 43% from the second quarter of 2003. Other income increased 36% to $8.4 million from $6.2 million in the third quarter of 2002 and increased 17% from the preceding second quarter of 2003. Net interest declined 4% to $1.8 million from $1.9 million in the prior year third quarter, but increased 4% from the second quarter of 2003.

Total non-interest expenses in the 2003 third quarter were $51.4 million, up 4% from $49.3 million in the same period of 2002, and up 7% from the second quarter of 2003. Employee compensation and benefits increased 28% to $39.4 million from $30.6 million in the prior year third quarter and increased 12% from the second quarter of 2003. As a percentage of net revenues, compensation totaled 65.7% in the third quarter of 2003, 68.1% in the 2002 comparable quarter, and 67.4% in the second quarter of 2003. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 62.2% in the third quarter of 2003, 63.4% in the 2002 comparable quarter, and 63.5% in the second quarter of 2003. Excluding compensation and benefits, the current year reversal, and the prior year charge, non-interest expenses increased 11% from the prior year third quarter and increased 9% from the second quarter of 2003.

Nine-Month Discussion

Year-to-date net revenues increased 9% to a record $154.9 million from $142.4 million in the prior year. Commission and principal transaction revenues increased 16% to $93.1 million from $80.0 million. Investment banking revenues decreased 5% to $34.8 million from $36.4 million in the prior year. Other income increased 11% to $21.8 million from $19.6 million. Net interest declined 16% to $5.3 million from $6.3 million in the prior year.

Total non-interest expenses of $141.0 million remained relatively unchanged from $140.4 million in the same period of 2002. Employee compensation and benefits increased 8% to $104.3 million from $96.8 million. As a percentage of net revenues, compensation totaled 67.3% in 2003, compared to 68.0% in the same period one year earlier. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 63.3%, unchanged from the previous year. Excluding compensation and benefits, the current year reversal, and the prior year charge, non-interest expenses increased 4% from the prior year.

Business Segment Results for the Three Months Ended September 30, 2003:

    Private Client Group ("PCG") net revenues for the third quarter of 2003 were $43.0 million, an increase of 36% from the third quarter of 2002, and up 6% from the second quarter of 2003. PCG recorded an operating income of $10.8 million, a $12.6 million increase from the third quarter of 2002 and a $2.9 million increase from the 2003 second quarter. The current year third quarter operating contribution includes a reversal of a charge for the settlement of the previously referred to arbitration. The prior year third quarter was adversely affected by the arbitration award referred to previously. Excluding the current year reversal and the prior year charge, operating contribution increased 86% over the prior year third quarter, and increased 12% from the second quarter of 2003.

    Equity Capital Markets ("ECM") recorded net revenues of $12.4 million, up 69% over the same quarter last year and up 71% from the second quarter of 2003. ECM operating contribution totaled $4.0 million, a 172% increase from the third quarter of 2002 and a 238% increase from the 2003 second quarter. The Company lead or co-managed 25 equity, debt or trust preferred offerings during the third quarter 2003, compared to 7 in the same period one year earlier and 19 during the second quarter of 2003.

    Fixed Income Capital Markets ("FICM") posted net revenues of $3.0 million, a decrease of 43% from the prior year third quarter and down 9% from the previous quarter of 2003. During the 2003 third quarter, FICM recorded an operating loss of $493,000, compared to an operating contribution of $1.5 million in the third quarter of 2002 and an operating contribution of $344,000 from the 2003 second quarter. The FICM senior or co-managed 31 offerings during the third quarter 2003, compared to 37 offerings in the same period one year earlier and 34 during the second quarter of 2003.

Business Segment Results for the Nine Months Ended September 30, 2003:

    PCG net revenues for the first nine months of 2003 were $115.9 million, an increase of 14% from the same period of 2002. PCG operating contribution totaled $22.4 million, a 169% increase from the same period one year earlier, which was adversely affected by the aforementioned third quarter charge. Excluding the current year reversal and the prior year arbitration charge referred to in the three-month discussion, operating contribution increased 37% over the first nine months of 2002.

    ECM recorded net revenues of $25.2 million, unchanged from the same period last year. ECM operating contribution totaled $5.7 million, a 10% decrease from the first nine months of 2002. During the first nine months of 2003 ECM lead or co-managed 49 equity, debt or trust preferred offerings, compared to 32 in the first nine months of 2002.

    FICM posted net revenues of $10.1 million, a decrease of 19% from the prior year's first nine months. FICM recorded an operating contribution of $797,000, a 71% decline from the same period one year earlier. During the first nine months of 2003, FICM senior or co-managed 93 offerings, down from the prior year first nine months of 101 offerings.

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 83 locations in 15 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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(Tables attached)

Stifel Financial Corp., Consolidated
Summary of Results of Operations (Unaudited)
(In Thousands, Except Per Share Amounts)
	Three Months Ended			Percent Change From		Nine Months Ended		Change
	9/30/2003	6/30/2003	9/30/2002	6/30/2003	9/30/2002	9/30/2003	9/30/2002	Percent
Revenues
Commissions	$22,488	$ 22,300	$ 16,836	1%	34%	$ 61,023	$ 54,279	12%
Principal transactions	11,892	10,335	8,305	15%	43%	32,043	25,739	24%
Investment banking	15,402	10,764	11,830	43%	30%	34,753	36,421	-5%
Other	8,352	7,123	6,154	17%	36%	21,768	19,599	11%
Total operating revenues	58,134	50,522	43,125	15%	35%	149,587	136,038	10%
Interest revenue	3,050	3,024	3,676	1%	-17%	9,239	11,202	-18%
Total revenues	61,184	53,546	46,801	14%	31%	158,826	147,240	8%
Less: Interest expense	1,259	1,294	1,801	-3%	-30%	3,916	4,889	-20%
Net revenues	59,925	52,252	45,000	15%	33%	154,910	142,351	9%
Non-Interest Expenses
Employee compensation and benefits	39,355	35,225	30,646	12%	28%	104,269	96,813	8%
Occupancy and equipment rental	4,724	4,798	4,654	-2%	2%	14,289	13,826	3%
Communication and office supplies	2,607	2,651	2,604	-2%	0%	8,015	8,010	0%
Commissions and floor brokerage	852	829	873	3%	-2%	2,370	2,551	-7%
Other operating expenses	3,818	4,561	10,519	-16%	-64%	12,005	19,182	-37%
Total non-interest expenses	51,356	48,064	49,296	7%	4%	140,948	140,382	0%
Income before income taxes	8,569	4,188	(4,296)	105%	N/A	13,962	1,969	609%
Provision for income taxes	3,445	1,690	(1,672)	104%	N/A	5,618	847	563%
Net income	$ 5,124	$2,498	$ (2,624)	105%	N/A	$ 8,344	$ 1,122	644%

Per Share Information
	Three Months Ended			Percent Change From	Nine Months Ended			Change
	9/30/2003	6/30/2003	9/30/2002	3/31/2003	6/30/2002	9/30/2003	9/30/2002	Percent
Earnings Per Share:
Basic	$ 0.74	$ 0.36	$ (0.38)	106%	N/A	$ 1.20	$ 0.16	650%
Diluted	$ 0.62	$ 0.31	$ (0.38)	100%	N/A	$ 1.02	$ 0.14	629%
Number of Shares for Earnings Per Share Computations:
Basic shares	6,941	6,926	6,960	0%	0%	6,926	7,103	-2%
Diluted shares	8,297	8,138	6,960	2%	19%	8,157	8,230	-1%
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp., Consolidated
Summary of Segment Data & Statistical Information (Unaudited)
($ In Thousands, Except Per Share Amounts)
Segment Data
	Three Months Ended		Percent Change From			Nine Months Ended		Change
Net Revenues	9/30/2003	6/30/2003	9/30/2002	6/30/2003	9/30/2002	9/30/2003	9/30/2002	Percent
Private client	$ 42,969	$ 40,431	$ 31,644	6%	36%	$ 115,862	$ 101,278	14%
Equity capital markets	12,358	7,210	7,319	71%	69%	25,181	25,145	0%
Fixed income capital markets	2,974	3,280	5,254	-9%	-43%	10,098	12,427	-19%
Other	1,624	1,331	783	22%	107%	3,769	3,501	8%
Total net revenues	$ 59,925	$ 52,252	$ 45,000	15%	33%	$ 154,910	$ 142,351	9%
Operating Contribution
Private client	$ 10,819	$ 7,866	$ (1,753)	38%	n/a	$ 22,345	$ 8,316	169%
Equity capital markets	4,017	1,188	1,476	238%	172%	5,688	6,335	-10%
Fixed income capital markets	(493)	344	1,520	n/a	n/a	797	2,715	-71%
Other / unallocated overhead	(5,774)	(5,210)	(5,539)	n/a	n/a	(14,868)	(15,397)	n/a
Income before income taxes	$ 8,569	$ 4,188	$ (4,296)	248%	23%	$ 13,962	$ 1,969	609%
Statistical Information
	Three Months Ended			Percent Change From	Nine Months Ended			Change
	9/30/2003	6/30/2003	9/30/2002	6/30/2003	9/30/2002	9/30/2003	9/30/2002	Percent
Total Operating Revenues	$ 58,134	$ 50,522	$ 43,125	15%	35%	$ 149,587	$ 136,038	10%
Net Operating Interest	2,567	2,506	2,651	2%	-3%	7,651	7,896	-3%
Non-Interest Expenses (1)	48,998	45,360	46,415	8%	6%	133,085	131,843	1%
Adjusted EBITDA (2)	11,703	7,668	(639)	53%	n/a	24,153	12,091	100%
Amortization and Depreciation	2,358	2,704	2,881	-13%	-18%	7,863	8,539	-8%
Interest on Long-Term Debt (3)	776	776	776	0%	0%	2,328	1,583	47%
Income before income taxes	8,569	4,188	(4,296)	105%	n/a	13,962	1,969	609%
Provision for income taxes	3,445	1,690	(1,672)	104%	n/a	5,618	847	563%
Net income	$ 5,124	$ 2,498	$ (2,624)	105%	n/a	$ 8,344	$ 1,122	644%
Earnings Per Share:
Diluted	$ 0.62	$ 0.31	$ (0.38)	100%	n/a	$ 1.02	$ 0.14	629%
Stockholders' Equity	$ 93,196	$ 86,564	$ 79,044	8%	18%
Book Value Per Share	$ 13.34	$ 12.51	$ 11.42	7%	17%
Total Assets	$ 407,163	$ 413,355	$ 421,169	-1%	-3%
Investment Executives	429	426	416	1%	3%
Full-Time Employees	1,130	1,138	1,137	-1%	-1%
Locations	83	83	77	0%	8%
Total Client Assets	$18,842,000	$18,201,000	$15,579,000	4%	21%

(1) Non-interest expenses exclude depreciation and amortization of intangibles and employment incentives. Employment incentives include up-front loans and restricted stock units.

(2) Adjusted EBITDA, which is defined as net income before income taxes, depreciation, amortization of intangibles and employment incentives, and interest on long-term debt, represents a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the table above. The Company believes that adjusted EBITDA is a useful measure of financial performance because of its focus on the Company's results from operations before income taxes, depreciation, amortization, and interest. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3) Long-term debt composed of: 9% $34.5 million Trust Preferred issued April 25, 2002 and 8% $10 million note to Western & Southern Life Insurance Company extinguished April 30, 2002.
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

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